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                                   EXHIBIT 21

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SUBSIDIARIES OF THE REGISTRANT

        The following is a list of the subsidiaries of First Federal Financial Services, Inc.

        Name                                              State of Incorporation
        ----                                              ----------------------

First Federal Savings & Loan Association of Edwardsville          Federal